EXHIBIT 99.1

NATUS MEDICAL APPOINTS DELOITTE & TOUCHE LLP AS NEW AUDITORS

SAN CARLOS, Calif. (August 19, 2005) – Natus Medical Incorporated (Nasdaq: BABY) today announced that it has appointed Deloitte & Touche LLP as its new independent registered public accounting firm, replacing BDO Seidman, LLP. The decision to change auditors was made by the Company’s audit committee.

Deloitte & Touche LLP had previously served for 10 years as the Company’s auditors until, in September 2003, the Company decided to change auditors solely because the Company believed it might assist the consulting arm of Deloitte on a project awarded to Deloitte by a state agency. However, the Company ultimately did not provide services to Deloitte Consulting and a potential independence issue never arose.

During the years ended December 31, 2004 and 2003, and the subsequent interim period through August 15, 2005, there were no disagreements between the Company and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements of the Company for such years.

About Natus Medical

Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus products are marketed under well-recognized brand names such as ALGO(R), Neometrics(TM), Echo-Screen(R), and neoBLUE(R). Headquartered in San Carlos, California, Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K., and through distributors in over 50 other countries. Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy

Vice President Finance

(650) 802-0400

InvestorRelations@Natus.com